                                                                     EXHIBIT 5.1

               [FORM OF OPINION OF KIRKLAND & ELLIS REGARDING THE
               LEGALITY OF THE SHARES BEING ISSUED IN THE MERGER]

        , 1999

O'Sullivan Industries Holdings, Inc.
1900 Gulf Street
Lamar, Missouri 64759-1899

    Re:  Shares of Senior Preferred Stock, $1.00 par value

Ladies and Gentlemen:

    We are acting as counsel to O'Sullivan Industries Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 (File No. 333-81631) (the "Registration Statement") pertaining to the registration of a proposed offering of 17,851,869 shares of the Company's Senior Preferred Stock, $1.00 par value per share (the "Shares").

    We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (i) Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to the date hereof; and (ii) certain resolutions adopted by the Board of Directors of the Company. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

    Based upon the foregoing and having regard to legal considerations that we deem relevant, and subject to the comments and qualifications set forth below, it is our opinion that the Shares have been duly authorized. When appropriate certificates representing those Shares are duly countersigned by the Company's registrar and delivered in accordance with the terms of the Agreement and Plan of Merger dated May 17, 1999 between the Company and OSI Acquisition, Inc., those Shares will be validly issued, fully paid and nonassessable.

    For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the authenticity of the originals of all documents submitted to us as copies, (iv) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (v) the authority of such persons signing all documents on behalf of the parties thereto and (vi) the due authorization, execution and delivery of all documents by the parties thereto.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the incorporation by reference of this opinion in a registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended, which incorporates by reference the contents of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

    We do not find it necessary for purposes of this opinion to cover, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the offering and sale of the Shares.

    This opinion shall be limited to the laws of the State of Delaware.

    This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                          Very truly yours,

                                          Kirkland & Ellis